Exhibit 4.17
SIXTH SUPPLEMENTAL INDENTURE
     THIS SIXTH SUPPLEMENTAL INDENTURE is entered into as of October 7, 2005, by and between Developers Diversified Realty Corporation, an Ohio corporation (the “Company”), and US Bank Trust National Association (the “Trustee”), a national banking association organized and existing under the laws of the United States, as successor trustee to National City Bank.
     WHEREAS, the Company and the Trustee entered into the Indenture dated as of May 1, 1994 (as supplemented by a First Supplemental Indenture dated as of May 10, 1995, by a Second Supplemental Indenture dated July 18, 2003, by a Third Supplemental Indenture dated January 23, 2004, by a Fourth Supplemental Indenture dated April 22, 2004 and by a Fifth Supplemental Indenture dated April 28, 2005, the “Indenture”), relating to the Company’s senior debt securities;
     WHEREAS, the Company has made a request to the Trustee that the Trustee join with it, in accordance with Section 901 of the Indenture, in the execution of this Sixth Supplemental Indenture to include the Company’s $350,000,000 principal amount of 5.375% Notes Due 2012 in the definition of Designated Securities such that the covenant in Section 1015 of the Indenture will inure to their benefit;
     WHEREAS, the Company and the Trustee are authorized to enter into this Sixth Supplemental Indenture; and
     NOW, THEREFORE, the Company and the Trustee agree as follows:
          Section 1. Relation to Indenture. This Sixth Supplemental Indenture supplements the Indenture and shall be a part and subject to all the terms thereof. Except as supplemented hereby, the Indenture and the Securities issued thereunder shall continue in full force and effect.
          Section 2. Capitalized Terms. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.
          Section 3. Definitions. The definition of “Designated Securities” is hereby amended in its entirety as follows:
     “Designated Securities” means the Company’s $300,000,000 principal amount of 4.625% Notes Due 2010, the Company’s $275,000,000 principal amount of 3.875% Notes Due 2009, the Company’s $250,000,000 principal amount of 5.25% Notes Due 2011, the Company’s $200,000,000 principal amount of 5.0% Notes Due 2010, the Company’s $200,000,000 principal amount of 5.5% Notes Due 2015 and the Company’s $350,000,000 principal amount of 5.375% Notes Due 2012.

          Section 4. Counterparts. This Sixth Supplemental Indenture may be executed in counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.
          Section 5. Governing Law. THIS SIXTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF OHIO (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF).
          Section 6. Concerning the Trustee. The Trustee shall not be responsible for any recital herein (other than the fourth recital as it appears as it applies to the Trustee) as such recitals shall be taken as statements of the Company, or the validity of the execution by the Company of this Sixth Supplemental Indenture. The Trustee makes no representations as to the validity or sufficiency of this Sixth Supplemental Indenture.

     IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

Attest:	DEVELOPERS DIVERSIFIED REALTY CORPORATION

/s/ David E. Weiss	By:	/s/ William H. Schafer
Name: David E. Weiss		Name:	William H. Schafer
Title: General Counsel		Title:	Executive Vice President and
Chief Financial Officer

US BANK TRUST NATIONAL ASSOCIATION, as Trustee
/s/ Stacey A. Pagliaro	By:	/s/ Ignazio Tamburello
Name: Stacey A. Pagliaro		Name:	Ignazio Tamburello
Title: Assistant Vice President		Title:	Assistant Vice President

STATE OF OHIO	) )	SS:
COUNTY OF CUYAHOGA	)
     On the 7th day of October, 2005, before me personally came William H. Schafer, to me known, who, being by me duly sworn, did depose and say that he resides at Beachwood, Ohio, that he is the Executive Vice President and Chief Financial Officer of DEVELOPERS DIVERSIFIED REALTY CORPORATION, one of the corporations described in and which executed the foregoing instrument and that he signed his name thereto by authority of the Board of Directors of said corporation.
[Notarial Seal]

/s/ Tammy Battler
Notary Public
COMMISSION EXPIRES

STATE OF NEW YORK	) )	SS:
COUNTY OF QUEENS	)
     On the 7 day of October, 2005, before me personally came, to me known, who, being by me duly sworn, did depose and say that he resides at New York, New York, that he is the Ignazio Tamburello of US BANK TRUST NATIONAL ASSOCIATION, one of the corporations described in and which executed the foregoing instrument and that he signed his name thereto by authority of the Board of Directors of said corporation.
[Notarial Seal]

/s/ Janet P. O’Hara
Notary Public
COMMISSION EXPIRES